Exhibit 99.2

For investor inquiries, contact:
Sam Smith Senior Vice President & CFO Cano Petroleum, Inc. 877.698.0900 info@canopetro.com

CANO PETROLEUM CLOSES $25 MILLION PRIVATE PLACEMENT

AND ANNOUNCES $21 MILLION INCREASE IN CAPITAL BUDGET

FORT WORTH, TEXAS, November 7, 2007—Cano Petroleum, Inc. (Amex:CFW) announced today that it received full funding from private placement of common stock for which written commitments were executed on November 2, 2007.

PRIVATE PLACEMENT

Gross proceeds from the private placement were $25,025,000 with net proceeds of approximately $23,225,000.  Cano issued 3,500,000 shares of common stock (or approximately 10% of the common shares issued).  Coker & Palmer, Inc acted as lead placement agent for the offering; other placement agents in this offering were C.K. Cooper & Company and Ladenburg Thalmann & Co. Inc.

Jeff Johnson, Cano’s Chairman and CEO stated, “The completion of this funding allows us to build on the momentum we have established in the Panhandle Waterflood and to accelerate the development of the Cato Field in New Mexico. By having drilled over 100 wells in the last 12 months we have positioned ourselves to move to the next level through adding additional drilling rigs.  We now have the ability, funding and resources to effectively manage this program”.

USE OF PROCEEDS

The net proceeds of approximately $23 million from the equity offering will be applied to pay down our Senior Credit Facility and will be subsequently drawn down to fund the accelerated capital program.  Cano’s capital program which was $57 million is increased to $78 million with this offering. Of the incremental $21 million, $14 million will be used for new well drilling, $3 million will be allocated for facilities and $4 million will be targeted for acquisitions.

Approximately $11.0 million or 48% of the increase will be allocated to the Cato Field in New Mexico. As we have mentioned earlier, the productive zone in this field is the San Andres formation which is the primary source for the majority of Permian Basin production historically.  The expenditures primarily consist of adding an additional drilling rig to drill an additional 30 wells for a total of 62 wells planned for this year in our Cato Field.  The additional 30 wells will infill a portion of the current 40 acre spaced wells to 20 acre spacing.  These wells are relatively shallow at 3,500 feet thus drilling and completion costs are anticipated to be less than $300,000 per well.  Based upon the cumulative production history of adjacent wells, we anticipate the initial production rates to be in the range of 20-40 Barrels of Oil Equivalent per Day (BOEPD).

An additional $10.0 million of the proceeds will be directed to the Panhandle Field.  The majority of this amount will be for drilling wells and installing facilities for the next phase of our waterflood development.  Our plan will be to pull ahead this program with an additional rig scheduled to drill an additional 25 wells for a total of 93 wells in the Panhandle Field this year. This will allow us to commence the injection of water 6 months earlier. The remaining $2 million of the offering will be used for general corporate purposes.

“We are delighted to secure this funding to accelerate our production.  With these resources we can take advantage of the outstanding potential which exists in our Cato and Panhandle properties.  After 3 ½ years of acquiring assets and optimizing our production technology, we are now positioned to reap the benefits on our investments,” said Cano’s CEO, Jeff Johnson.

The common stock sold in the private placement has not been registered under the Securities Act or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements.

This notice shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the common stock in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

ABOUT CANO PETROLEUM:

Cano Petroleum Inc. is an independent Texas-based energy producer with properties in the mid-continent region of the United States.  Led by an experienced management team, Cano’s primary focus is on increasing domestic production from proven fields using enhanced recovery methods.  Cano trades on the American Stock Exchange under the ticker symbol CFW. Additional information is available at www.canopetro.com.

Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause the company’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates or forecasts of reserves, estimates or forecasts of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Cano Petroleum, Inc. to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #